UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2010

MERISEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-17156	95-4172359
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer identification No.)

	127 W. 30th Street, 5th Floor	10001
	New York, NY	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 594-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.01 Changes in Control of Registrant

As disclosed in the proxy statement filed on November 5, 2010 by Merisel, Inc. (the “Company”), the limited partnership agreement of Stonington Capital Appreciation 1994 Fund, L.P. (the “Fund”), which is the parent of Phoenix Acquisition Company II, L.L.C. (“Phoenix”) and controls approximately 69% of the outstanding common stock and 100% of the convertible preferred stock of the Company, provides for the termination of the Fund and liquidation and distribution of its assets to its limited partners at the end of a set term.  As of the date thereof, the term of the Fund had expired and Stonington Partners, Inc. (“Stonington Partners”) was engaged in the liquidation of the Fund’s assets by December 31, 2010.

Pursuant to a Schedule 13D/A filed on December 16, 2010 by the Fund, Phoenix, Stonington Partners, and certain of their affiliates (collectively, “Stonington”), on December 14, 2010, Phoenix and Sun Graphics, LLC (“Sun”) executed a Stock Purchase Agreement (a copy of which is annexed to the Schedule 13D/A), pursuant to which Phoenix agreed to sell and transfer, and Sun agreed to purchase and accept, all of the Company’s common stock and convertible preferred stock held by Stonington, which together constitute all of the Company’s securities owned or controlled by Stonington.  The proposed transaction is subject to certain closing conditions.  If the proposed transaction is consummated on December 24, 2010 according to the terms of the Stock Purchase Agreement, it will constitute a “change of control” of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 17, 2010
Merisel, Inc.

By:	/s/ Donald R. Uzzi
Donald R. Uzzi
Chairman, Chief Executive Officer and President